Exhibit 23.1

Messineo & Co, CPAs LLC 2471 N McMullen Booth Rd Ste. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 amendment 1 is a part of, the report dated May 21, 2014 relative to the financial statements of Orion Global Corp. as of April 30, 2014 and for the period April 4, 2014 (date of inception) through April 30, 2014.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Messineo & Co., CPAs, LLC

Clearwater, Florida

July 1, 2014